Exhibit 99.1

Agenus Reports Second Quarter 2015 Financial Results

Corporate Update Conference Call at 11 am ET Today

LEXINGTON, Mass.--(BUSINESS WIRE)--July 23, 2015--Agenus Inc. (NASDAQ:AGEN), an immunology company discovering and developing innovative treatments for cancers and other diseases, today announced its financial results for the second quarter ended June 30, 2015.

“During the second quarter, we made meaningful advances across all areas of our business which include our proprietary clinical-stage programs, our immuno-oncology portfolio, strategic acquisitions and our balance sheet,” said Dr. Garo H. Armen, Chairman and CEO of Agenus. “Of note, we presented updated Phase 2 results at ASCO for our autologous heat shock protein vaccine, Prophage, in newly diagnosed glioblastoma multiforme, demonstrating impressive median overall survival for patients with low levels of PD-L1 on their monocytes at baseline, compared to historical standard of care data. Our recent acquisition of novel CEACAM1 antibodies reflects our continued commitment to build a broad, yet complementary, portfolio of immuno-modulators with the potential to create best-in-class combination therapies for the treatment of cancer. This was preceded by our acquisition in April of the SECANT® yeast display platform from Celexion, a platform which is complementary to our Retrocyte DisplayTM platform, and which will allow us to enhance the speed and efficiency of our antibody generation. We expanded our management team including the addition of Evan Ballantyne as our CFO, and we successfully raised $74.6 million in net proceeds from a public offering in May to support further development of our programs. Looking ahead, we are on track to deliver on our milestones for 2015, including the filing of two IND’s for check point modulator programs by year end and advancing Prophage into a Phase 3 study in newly diagnosed glioblastoma.”

Second Quarter 2015 Financial Results
The company reported a net loss attributable to common stockholders of $40.5 million, or $0.53 per share, basic and diluted, for the second quarter ended June 30, 2015 compared with a net loss attributable to common stockholders for the second quarter of 2014 of $7.8 million, or $0.12 per share, basic and diluted.

For the six months ended June 30, 2015, the company reported a net loss attributable to common stockholders of $59.3 million, or $0.83 per share, basic and diluted, compared with a net loss attributable to common stockholders of $8.5 million, $0.15 per share, basic and diluted, for the six months ended June 30, 2014.

The increase in net loss attributable to common stockholders for the six months ended June 30, 2015, compared to the net loss attributable to common stockholders for the same period in 2014, was primarily due to the advancement of the check point modulator programs, the $20.7 million non-cash expense from fair value adjustments of the contingent obligations and the $13.2 million charge for the purchase of the SECANT yeast display platform in 2015. During the same period in 2014, the company recorded non-cash non-operating income of $11.0 million related to the fair value adjustment of a contingent obligation.

Cash, cash equivalents and short-term investments were $139.6 million as of June 30, 2015.

Second Quarter 2015 and Recent Corporate Highlights

  In July, Agenus announced the acquisition of novel antibodies targeting Carcinoembryonic Antigen Cell Adhesion Molecule 1 (CEACAM1) from Diatheva s.r.l., an Italian biotech company controlled by SOL S.pA.
  In June, Agenus announced the appointment of C. Evan Ballantyne as the Company’s Chief Financial Officer.
  In June, Merck and Agenus extended the research term of their existing collaboration and licensing agreement by one year to April 2016, allowing Agenus to discover and optimize fully human antibodies against two undisclosed Merck checkpoint targets.
  At the 2015 ASCO meeting in June, Orin Bloch, M.D. presented updated Phase 2 survival data for Prophage, Agenus’ individualized heat shock protein-based cancer vaccine, in newly diagnosed Glioblastoma Multiforme (GBM) patients. In patients who had less PD-L1 expression on their white blood cells (monocytes) at baseline, the median Overall Survival was approximately 45 months, with more than one-third of these patients alive without progression for more than three years.
  In May, the company completed a public offering of 12,650,000 shares of common stock, offered at $6.30 per share, which includes the exercise in full by the underwriters of their option to purchase 1,650,000 additional shares of common stock. The offering resulted in net proceeds in of $74.6 million.
  In April, Agenus acquired the SECANT® yeast display platform for the generation of novel monoclonal antibodies from Celexion LLC, a privately held biotech company in Cambridge, MA. The acquired assets also include Celexion’s novel approaches to generate antibodies against membrane bound protein targets such as G protein–coupled receptors and ion channels, which will be used to assess antibody binding and help determine functional attributes of agonist and antagonist antibodies in a highly efficient manner.
  In April, primary and secondary endpoint data from GlaxoSmithKline’s (GSK) successful Phase 3 trial of HZ/su, a vaccine candidate for the prevention of shingles in adults age 50 or over, were simultaneously presented at the 25th Scientific Conference of the European Society of Clinical Microbiology and Infectious Disease in Copenhagen, and published in the New England Journal of Medicine. GSK’s HZ/su incorporates Agenus' QS-21 Stimulon® adjuvant, which is designed to increase immune response to antigens. The vaccine demonstrated a 97.2% rate of prevention of the onset of shingles in the study population over four years.
  In April, final results from the successful Phase 3 study of GSK’s malaria vaccine candidate, RTS,S, which also incorporates QS-21 Stimulon, were published in The Lancet.

Target Milestones for 2015

  Submission to a peer reviewed journal of the Phase 2 data for Prophage in newly diagnosed GBM. Advancement of Prophage for newly diagnosed GBM to a Phase 3 trial.
  EMA regulatory decision on GSK’s malaria vaccine candidate RTS,S, which contains Agenus’s QS-21 Stimulon. Agenus is eligible to receive low single-digit royalties on potential sales of GSK’s malaria vaccine.
  File Investigational New Drug (IND) applications for two checkpoint modulator antibody programs, one of which is part of our alliance with Incyte.
  Leverage Agenus capabilities through further corporate partnerships.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 1-866-233-4585 (U.S.) or 1-416-640-5946 (international). The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast/. A replay will be available on the company’s website approximately two hours after the call and will remain available for 60 days. The replay number is 1-866-245-6755 (U.S.) 1-416-915-1035 (international), and the access code is 857826.

About Agenus

Agenus is an immunology company discovering and developing novel checkpoint modulators, vaccines and adjuvants to treat cancer and other diseases. Using its proprietary platforms Retrocyte DisplayTM and SECANT®, the Company is discovering and developing novel antibodies to target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed checkpoints in partnered and internal programs. Agenus’ heat shock protein vaccine, Prophage, has successfully completed Phase 2 studies in newly diagnosed glioblastoma multiforme. The Company’s QS-21 Stimulon® adjuvant is extensively partnered with GlaxoSmithKline plc and Janssen Sciences Ireland Uc, and two vaccine candidates containing QS-21 have successfully completed Phase 3 trials. For more information, please visit www.agenusbio.com, or follow the company on Twitter @Agenus_Bio; information that may be important to investors will be routinely posted in these locations.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus’ target milestones for 2015. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Prospectus Supplement filed with the Securities and Exchange Commission on May 21, 2015. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue	$6,377	$3,074	$10,330	$3,795

Operating expenses:
Research and development	24,773	5,223	33,993	9,695
General and administrative	8,016	5,847	13,503	11,290
Non-cash contingent consideration fair value adjustment	6,783	224	14,321	1,133

Operating loss	(33,195)	(8,220)	(51,487)	(18,323)

Other (expense) income, net	(7,215)	458	(7,665)	9,924

Net loss	(40,410)	(7,762)	(59,152)	(8,399)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(101)	(102)

Net loss attributable to common stockholders	$(40,461)	$(7,813)	$(59,253)	$(8,501)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.53)	$(0.12)	$(0.83)	$(0.15)
Weighted average number of common shares outstanding, basic and diluted	76,375	62,608	71,548	56,616

	Condensed Consolidated Balance Sheet Data
	(in thousands)
	(unaudited)

	June 30, 2015	December 31, 2014

Cash, cash equivalents and short-term investments	$139,642	$40,224
Total assets	180,110	74,527
Total stockholders' equity	87,190	23,018

CONTACT:
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BMC Communications
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Investors:
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